Exhibit 99


LKA Announces Fourth Quarter, '05 Production Results for Golden Wonder Mine Total 2005 Gold Production Up 78% Over Prior Year

GIG HARBOR, Wash., Dec. 19. 28 /PRNewswire-FirstCall/ -- LKA International, Inc. (OTC Bulletin Board: LKAI) announces production results from LKA's Golden Wonder Mine located near Lake City, CO for the Fourth Quarter of 2005 were as follows:

     Total ounces gold delivered .................... 6,050.12
     Total dry weight tons delivered (ore) ............ 296.90
     Net ounces gold received @ 90% ..................5,445.11
     Settlement grade of ore (ozs. gold per ton)........ 20.378
     Settlement price (per oz.)....................... $475.76

Fourth Quarter production results represent a decrease in net ounces received of 954 ounces from the Third Quarter, 2005 and an increase of $37.53 in the settlement price. Settlement grade also increased 9.7% from 18.56 ozs. per ton in the Third Quarter. Fourth Quarter production results were substantially better than the weighted average (14.19 ozs. per ton) of all shipments from the Golden Wonder Mine during LKA's ownership of the property. Total "net ounces gold received" for 2005 increased 78.38% to 25,543.31 from the previous year.

LKA financial results will not be available until after the quarter ended December 31, 2005 and will be reported on form 10-QSB.

About LKA

As the sole property owner, LKA currently receives a 10% net-smelter royalty (less certain shipping and handling charges) from Golden Wonder production. LKA plans to substantially increase it's interest in Golden Wonder production (up to a 50% net-profits interest) by financing the estimated $3.5 million expansion of the Mine's existing production zone. IBK Capital Corp. of Toronto has been engaged by LKA to lead the financing effort.

LKA's plans to expand Golden Wonder production are subject to a number of conditions including, but not limited to, favorable financing terms/availability, permits, favorable geology, etc. There can be no assurance that LKA will be successful in this endeavor.

Forward-looking statements in this release are made pursuant to the 'safe harbor' provisions of the Private Securities Litigation reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the company's products and services, competition, new products and technological changes, as well as any and all 'other risks' associated with business.

Website: http://www.lkaintl.com

SOURCE LKA International, Inc.

Source: PR Newswire (September 28, 2005 - 1:33 PM EDT)

News by QuoteMedia
www.quotemedia.com